AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CAPMARK REO HOLDING LLC

This Amended and Restated Operating Agreement (this "Agreement") of CAPMARK REO HOLDING LLC (the “Company”), dated as of September 23, 2011, is agreed to by Capmark Finance LLC, a Delaware limited liability company, as the sole Member of the Company for the purpose of amending and restating the Operating Agreement of the Company dated as of May 26, 2009.  The Member hereby agrees as follows:

Section 1.          Name.  The name of the Company is Capmark REO Holding LLC.  The business of the Company may be conducted under any other name deemed necessary or desirable by the Member.

Section 2.          Purpose.  The Company is formed for the object and purpose of engaging in any other lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Act”).

Section 3.          Registered Office; Registered Agent.  The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808; the registered agent at that address is Corporation Service Company.

Section 4.          Principal Office.  The principal office address of the Company shall be 116 Welsh Road, Horsham, PA 19044, Attn: President, or such other place as the Member may determine from time to time.

Section 5.          Member.  The name and the mailing address of the Member is as set forth in Appendix I hereto. The Member hereby agrees to be bound by the terms of this Agreement.

Section 6.          Powers.  The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Member under the laws of the State of Delaware.  The Company may from time to time appoint persons to act on behalf of the Company and may hire employees and agents and appoint officers to perform such functions as from time to time shall be delegated to such employees, agents and officers.

Section 7.          Management.

(a)           The business and affairs of the Company shall be managed and controlled by or under the direction of a Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the Member.  The Board of Directors shall consist of not less than one Director, with the number of such Directors being originally two and thereafter being fixed or changed from time to time by the Member. Each Director shall hold office until their successor is elected and qualified or until such Director’s earlier death, resignation or removal from office. The Member shall appoint the Directors and may remove any or all of the Directors, with or without cause.   The Board of Directors may designate one or more committees, each committee to consist of one or more Directors, as from time to time the Board of Directors deems necessary.

(b)           No advance notice is required for a meeting of the Board of Directors.  A majority of the number of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time.  At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

(c)           Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board of Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

Section 8.          Officers.  The officers of the Company may include a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and agents, as may be elected from time to time by or under the authority of the Board of Directors.  The same individual may simultaneously hold more than one office in the Company, but no individual may act in more than one capacity where action of two or more officers of the Company is required. The officers of the Company shall be elected by the Board of Directors or by an officer authorized by the Board of Directors to select one or more officers; provided, however, that no officer may be authorized to elect the Chief Executive Officer or the President.  Each officer shall have such authority, and shall carry out such duties and responsibilities, as may be directed by the Member or by the officer authorized to appoint such officer and shall hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal from office.

Section 9.          Capital Contributions.

(a)           The Member has made or will make a contribution to the capital of the Company as set forth in Appendix I hereto.  The Member shall have no obligation to make any additional capital contributions to the Company.

(b)           A capital account shall be maintained by the Company for the Member.

Section 10.        Additional Contributions.

(a)           The Member may make such additional capital contributions to the Company as the Member in its sole and absolute discretion deems advisable in connection with the activities of the Company.

(b)           The provisions of Section 9 and this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, other than the Member (and no such creditor of the Company, other than the Member, shall be a third party beneficiary of this Agreement), and the Member shall not have a duty or obligation to any creditor of the Company (other than to the Member) to make any contribution to the Company and the Member shall not have any duty or obligation to any creditor of the Company (other than to the Member) to issue any call for capital pursuant to this Section 10.

Section 11.        Tax Classification.  For federal and state income tax purposes, the Company shall be treated as a single-member limited liability company recognized as a separate branch or division of the Member and not as a separate income tax reporting entity.

Section 12.        Distributions.

(a)           Subject to the establishment of any reserves deemed necessary by the Member, any excess cash or property of the Company may be distributed periodically and solely to the Member.  To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts.  The Company shall not make a distribution to the Member if such distribution would violate Section 18-607 of the Act.

(b)           Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 13.        Fiscal Year; Tax Matters.

(a)           The fiscal year of the Company shall be the same as the fiscal year of the Member.

(b)           Proper and complete records and books of account of the business of the Company shall be maintained at the Company's principal place of business.  The Company's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member's federal income tax returns.  The Member and its duly authorized representatives may, for any reason reasonably related to their interests as Member, examine the Company's books of account and make copies and extracts therefrom at its own expense. The Member shall maintain the records of the Company for three years following the termination of the Company.  No information shall be kept confidential from any Member, including any information which may have otherwise been kept confidential from the Member pursuant to 18-305(c) of the Act.

Section 14.        Assignment and Transfers of Interests.  The Member may transfer all or any portion of its interest in the Company at any time in its sole and absolute discretion.

Section 15.        Admission of Additional Members.  Subject to Section 25, one or more additional Members may be admitted to the Company with the written consent of the Member.

Section 16.        Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company.  Nothing express or implied shall be construed to confer upon or to give any person except the Member any rights or remedies under or by reason of this Agreement.  All persons dealing with the Company shall look solely to the Company assets for satisfaction of claims of any nature.  Any obligations or liability whatsoever of the Company which may arise at any time under this Agreement or which may be incurred pursuant to any other instrument, transaction or undertaking shall be satisfied, if at all, out of the Company assets only.  No such obligations or liability shall be personally binding upon the property of the Member.

Section 17.        Term and Dissolution.

(a)          The term of the Company commenced on the date that the Certificate of Formation of the Company was filed with the Delaware Secretary of State and, subject to the occurrence of an event of dissolution pursuant to Section 17(b) hereof, the Company shall have perpetual existence.

(b)          The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (i) the written consent of the Member, or (ii) the entry of a decree of judicial dissolution.

(c)          Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or any other event that terminates the continued membership of the Member.

(d)          Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(e)          Application of Liquidation Proceeds.  All proceeds from liquidation of the Company’s assets shall be applied and distributed in the following order of priority:

(i)         First, to the payment of the debts and liabilities of the Company to its creditors (including the Member, if applicable) and the expenses of liquidation;

(ii)        Second, to the creation of any reserves which the Member may deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business and operation of the Company; and

(iii)       Third, the balance, if any, to the Member.

Section 18.        Loans.  The Member may, at any time, make loans to the Company as determined by the Member.

Section 19.        Indemnification.

(a)           The Company shall indemnify, in accordance with and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is a party or is threatened to be made a party to, or is otherwise a participant in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such person is or was a Director or officer of the Company, or is or was serving at the written request of the Company as a Director or officer of another company, or as its representative in a partnership, joint venture, trust or other enterprise, against any liabilities, expenses (including, without limitation, attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" shall include, without limitation, employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to serving at the request of the Company shall include, without limitation, any service as a Director, officer, employee or agent of the Company or any of its subsidiaries which imposes duties on, or involves service by, such Director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.  The Company shall also be authorized to indemnify any person serving as an employee or agent of the Company in like circumstances.

(b)           Expenses.  Expenses (including, without limitation, attorneys' fees and expenses) incurred in defending a civil, criminal, administrative, or investigative action suit or proceeding by any person entitled to indemnification pursuant to subsection (a) of this Section 19 shall be paid by the Company as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, officer or other person to repay such amount if it shall ultimately be determined that such Director, officer or other person is not entitled to be indemnified by the Company under this Section 19 or under any other contract or agreement between such Director, officer or other person.

(c)           No Exclusivity.  The indemnification and advancement of expenses provided by this Section 19 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, except that indemnification (unless ordered by a court) shall not be made to or on behalf of any Director, officer or other person, to the extent the indemnification therefore is provided for herein, if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. The indemnification provided by this Section 19 shall continue as to a person who has ceased to be a Director or officer of the Company or has ceased to serve at the request of the Company as a Director or officer of another entity, or as a representative of the Company in another partnership, joint venture, trust or other enterprise and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d)           Insurance.  The Company may purchase and maintain insurance on behalf  of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another company, partnership, joint venture, trust, organization or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not such person would be entitled to indemnity against such liability under the provisions of this Section 19.

(e)           Agreements.  The Company may enter into an indemnity agreement with any Director, officer, employee or agent of the Company, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not inconsistent with this Section 19.

Section 20.       Amendment or Repeal. The indemnification and advancement of expense provided by this Section 19 shall continue as to a Covered Person who has ceased to be a Director or officer.  Any repeal or modification of the foregoing provisions of this Section 19 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 21.        Amendments.  Any amendments to this Agreement may be made upon written consent of the Member and shall be in writing signed by the Member.

Section 22.        Severability.  If any provision of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Formation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Company’s Certificate of Formation) that are not themselves invalid, illegal, unenforceable or in conflict with the Company’s Certificate of Formation shall remain in full force and effect.

Section 23.        Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.  The Member intends the provisions of Act to be controlling as to any matters not set forth in this Agreement.

Section 24.        Certificated Limited Liability Company Interests.

(a)           The limited liability company interests in the Company shall be evidenced by one or more certificates in the form of Exhibit A hereto.  Each such certificate shall be executed by manual or facsimile signature of an authorized signatory of the Company.  The Company shall maintain books for the purpose of registering the transfer of limited liability company interests.  In connection with a transfer in accordance with this Agreement of any limited liability company interests in the Company, the certificate(s) evidencing the limited liability company interests shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new certificate to the transferee evidencing the limited liability company interests that were transferred and, if applicable, the Company shall issue a new certificate to the transferor evidencing any limited liability company interests registered in the name of the transferor that were not transferred.

(b)           Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995, and the Company hereby “opts-in” to such provisions for the purposes of the Uniform Commercial Code.

Section 25.        Pledge of Limited Liability Company Interest in the Company.

(a)           Notwithstanding any provision of this Agreement to the contrary, upon a foreclosure, sale or other transfer of the limited liability company interests of the Company (the “Pledged Interest”) pursuant to a pledge agreement or security agreement, pursuant to which the limited liability company interests of the Company were pledged for the benefit of one or more secured parties, the holder of the Pledged Interest or its nominee shall, upon execution of a counterpart to this Agreement, automatically be admitted as a member of the Company upon such foreclosure, sale or other transfer, with all of the rights and obligations of the Member, as member hereunder. Such admission shall be deemed effective immediately prior to such transfer and, immediately following such admission, the transferor member shall cease to be a member of the Company.  The Company acknowledges that a pledge of the Pledged Interest made by the Member in connection with a pledge agreement or security agreement shall, to the fullest extent permitted by applicable law, be a pledge not only of its rights with respect to the profits and losses of the Company, but also a pledge of all rights and obligations of the Member hereunder, including voting rights.  Upon a foreclosure, sale or other transfer of the Pledged Interest pursuant to a pledge agreement or security agreement, the successor Member may transfer its interests in the Company, subject to Section 14 hereof.

(b)           Notwithstanding any provision in the Act or any other provision contained herein to the contrary, and to the fullest extent permitted by applicable law, the Member shall be permitted to pledge the Pledged Interest, and upon any foreclosure of the Pledged Interest in accordance with the Pledge Agreement and applicable law, and the admission of the holder of the Pledged Interest or its nominee as a member of the Company as provided in this Section 25, to transfer to the holder of the Pledged Interest or its nominee all such rights and powers to manage and control the affairs of the Company as it may have hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed and delivered on the day and year first above written.

MEMBER:

CAPMARK FINANCE LLC

By:	/s/ Thomas L. Fairfield
Name:	Thomas L. Fairfield
Title:	Executive Vice President